Exhibit 10.45




                                     DEED OF LEASE


                                        between


                               SIMMONS ASSOCIATES, L.P.


                                          and


                                    SIMMONS COMPANY



                                    October 7, 1994





















































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                                 INDEX TO LEASE


        Section                                                   Page
        -------                                                   ----
         1.   LEASED PREMISES . . . . . . . . . . . . . . . . . .  1

         2.   TERM  . . . . . . . . . . . . . . . . . . . . . . .  1

         3.   RENT  . . . . . . . . . . . . . . . . . . . . . . .  2

         4.   CONSTRUCTION OF IMPROVEMENTS  . . . . . . . . . . .  2

         5.   SECURITY DEPOSIT  . . . . . . . . . . . . . . . . .  5

         6.   USE OF PREMISES   . . . . . . . . . . . . . . . . .  6

         7.   QUIET ENJOYMENT   . . . . . . . . . . . . . . . . .  6

         8.   SUBORDINATION   . . . . . . . . . . . . . . . . . .  6

         9.   ESTOPPEL CERTIFICATES   . . . . . . . . . . . . . .  6

        10.   UTILITIES   . . . . . . . . . . . . . . . . . . . .  7

        11.   MAINTENANCE   . . . . . . . . . . . . . . . . . . .  7

        12.   ALTERATIONS, CHANGES, AND IMPROVEMENTS  . . . . . .  8

        13.   COMPLIANCE WITH LAW; RESTRICTIONS   . . . . . . . .  9

        14.   NET LEASE   . . . . . . . . . . . . . . . . . . . . 10

        15.   ASSIGNMENT AND SUBLEASING   . . . . . . . . . . . . 10

        16.   TAXES       . . . . . . . . . . . . . . . . . . . . 12

        17.   FIRE AND CASUALTY DAMAGE  . . . . . . . . . . . . . 12

        18.   CONDEMNATION  . . . . . . . . . . . . . . . . . . . 13

        19.   INDEMNIFICATION BY TENANT   . . . . . . . . . . . . 14

        20.   INSURANCE   . . . . . . . . . . . . . . . . . . . . 15

        21.   WAIVER OF CLAIMS  . . . . . . . . . . . . . . . . . 16







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        22.   SIGNS   . . . . . . . . . . . . . . . . . . . . . .  16

        23.   LANDLORD'S RIGHT OF ENTRY   . . . . . . . . . . . .  16

        24.   HOLDING OVER  . . . . . . . . . . . . . . . . . . .  17

        25.   DEFAULT BY TENANT   . . . . . . . . . . . . . . . .  17

        26.   SURRENDER OF LEASE NOT MERGER   . . . . . . . . . .  19

        27.   ATTORNEYS' FEES   . . . . . . . . . . . . . . . . .  19

        28.   NOTICES   . . . . . . . . . . . . . . . . . . . . .  19

        29.   WAIVER  . . . . . . . . . . . . . . . . . . . . . .  20

        30.   REMEDIES CUMULATIVE   . . . . . . . . . . . . . . .  20

        31.   GOVERNING LAW   . . . . . . . . . . . . . . . . . .  20

        32.   STATUS OF LANDLORD  . . . . . . . . . . . . . . . .  21

        33.   EXPANSION OPTION  . . . . . . . . . . . . . . . . .  21

        34.   RIGHT OF FIRST REFUSAL  . . . . . . . . . . . . . .  21

        35.   MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . .  22



        EXHIBITS
        --------

        A.   Property Description
        A1.  Plat of the Property
        B.   Rent Schedule
        C.   Building Specifications
        D.   Building Plans









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



                                      DEED OF LEASE

            THIS DEED OF LEASE is made as of this 7th day of October, 1994, by and between SIMMONS ASSOCIATES, L.P., a Virginia limited partnership, hereinafter referred to as "Landlord", and SIMMONS COMPANY, a Delaware corporation, hereinafter referred to as "Tenant", without regard to number or gender.

                                        RECITALS
                                        --------

            A. Landlord has entered into a contract or is negotiating to enter into a contract (the "Contract") to purchase from Raymond C. Hawkins Construction Co., Inc. (the "Owner") a parcel of real property containing approximately 9.5 acres (the "Property") located in the County of Spotsylvania, Virginia. The Property is described on Exhibit A hereto and is shown on the plat dated October 5, 1994, entitled "Plat Showing Parcel - 2, 95 Commerce Place, Lee Hill District, Spotsylvania County, Virginia", a copy of which plat is attached hereto as Exhibit A1.

            B. Upon purchasing the Property from Owner in accordance with the terms of the Contract, Landlord shall construct on the Property a warehouse/light manufacturing facility with related office space containing approximately 128,500 square feet (the "Building") for lease to Tenant on the terms and conditions set forth herein.

            NOW, THEREFORE, for and in consideration of the premises and the covenants herein contained, Landlord and Tenant agree as follows:

            1. LEASED PREMISES. Landlord hereby leases to Tenant and Tenant hereby takes from Landlord the Property and the Building, together with all improvements therein and thereon belonging or pertaining to said premises, including all rights, privileges, easements and appurtenances belonging or pertaining thereto, all of which are hereinafter referred to as the "Leased Premises".

            2. TERM. A. The term of this lease and the Tenant's obligation to pay Rent hereunder shall commence on the Commencement Date (as hereinafter defined) unless the Tenant takes possession of the Leased Premises on an earlier date in which event such earlier date shall be the Commencement Date. The initial term of this lease shall terminate on the last day of the 15th consecutive full lease year. The term "lease year" as used herein shall mean a period of 12 consecutive full calendar months, provided the first lease year shall begin on the Commencement Date. The first lease year shall end on the last day of the twelfth full calendar month following the Commencement Date. Each succeeding lease year shall commence on the anniversary of the first lease year or, if the Commencement Date is not the first day of a calendar month, on the first day of the calendar month immediately following the Commencement Date.

            B. Provided that at the time of the giving of Tenant's renewal notice and at the end of the then current term of this lease Tenant is not in default of any of the terms, conditions or covenants contained herein, then Tenant (or any permitted assignee) is hereby granted an option to renew this lease for two additional terms of five years each upon Tenant's notifying Landlord in writing of its election to renew at least 360 days prior to the expiration of the then current term. During such renewal term or terms, if exercised, this lease shall be on the same terms and conditions contained herein except the renewal terms shall contain no further renewal options unless expressly granted by Landlord in writing.

            3. RENT. A. Tenant agrees to pay to Landlord, without deduction or offset, annual rental ("Rent"), as set forth on Exhibit B hereto, payable in lawful money of the United States of America in equal monthly installments during the term of this lease. Rent shall be paid in advance, on or before the first day of each month during the term of this lease (the "Due Date").

            B. The Tenant shall pay all Rent and other charges to be paid by the Tenant hereunder to the Landlord at its address set forth below, or to such other individual, firm or corporation and at such other place as may be designated by the Landlord in writing to Tenant. If the Commencement Date is not the first day of a calendar month, the Tenant shall also pay on the first day of the first calendar month following the Commencement Date a proportionate amount of the Rent for the period of time from the Commencement Date to the date on which such first monthly payment is due. Rent and other payments hereunder from Tenant shall be deemed paid on the date payment is received by Landlord. In the event Tenant fails to pay monthly Rent within five (5) days after written notice by Landlord stating that the Rent has not been paid when due (and, if Tenant has received written notice that Rent has not been paid when due twice within any twelve-month period during the term of this lease, Tenant fails to pay monthly Rent within five (5) days after the Due Date within such twelve month period), Tenant shall promptly pay to Landlord a service charge of five percent (5%) of the monthly Rent then due. If any installment of Rent is not paid within ten (10) days after the Due Date, the monthly Rent, as increased by the 5% service charge, if applicable, shall bear interest at a rate of four percent (4%) per annum over the prime rate charged, from time to time, by Signet
             ----------
        Bank/Virginia. This provision shall not be construed to adjust, alter, or modify the Due Dates specified in this lease, nor shall the payment of any interest required by this Section be deemed to cure or excuse any default by Tenant under this lease. Except as otherwise expressly stated, each payment required to be made by Tenant pursuant to the provisions of this lease shall be in addition to and not in substitution for other payments to be made by Tenant.

            C. The term "additional rent" as used herein shall mean all sums payable by Tenant under this lease (other than Rent), and any sums expended by Landlord to cure any default by Tenant, and shall be deemed rent for purposes of Landlord's rights and remedies with respect thereto.

            4. CONSTRUCTION OF IMPROVEMENTS. A. Landlord, at its sole cost and expense (except as otherwise provided herein), shall cause to be constructed on the Property an office/warehouse/light manufacturing facility consisting of approximately 128,500 square feet of leasable area, including approximately 8,500 square feet of office space and up to 500 square feet of unfinished office storage, all as more particularly described in the specifications contained in Exhibit "C", attached hereto and by this reference made a part hereof, and the plans consisting of [a site plan and topographical plan, building floor plan and elevations], a copy of which is attached hereto and by this reference made a part hereof as Exhibit "D" (the "Improvements"). Landlord warrants to


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





 Tenant that the Improvements shall be constructed in a good and workmanlike manner. Landlord shall during the first lease year correct any defects or deficiencies noted by Tenant to Landlord to the extent such defects or deficiencies arise as a result of the initial construction of the Improvements. To the extent practicable and permissible, Landlord shall permit Tenant to enjoy the benefit of all builders' and contractors' warranties and guarantees with respect to the Improvements. Promptly after the Commencement Date, Landlord shall provide Tenant with an operating manual for the Leased Premises containing copies of all builder's and manufacturer's instructions and warranties with respect to the Improvements and the components thereof.

          B.    The provisions of this Section 4 are subject to the following:

                (i) The specifications and the rental figures set forth in Exhibit B do not include an allowance for rock excavation or for unsuitable soil removal and replacement. In the event rock or unsuitable soil is discovered on the Property, an equitable adjustment will be made to increase the base rent for the added cost of construction resulting therefrom up to an increased cost of $50,000; provided that Landlord shall provide Tenant with documentation of such conditions and costs reasonably acceptable to Tenant.

                (ii) The specifications include a $60,000 allowance for landscaping, including planting and irrigation. If the actual cost of landscaping is less than $60,000, there will be an equitable reduction in the Rent, and if the actual cost of landscaping is more than $60,000, Tenant shall reimburse Landlord for such excess cost on or before the Commencement Date, upon receipt of documentation of such costs reasonably acceptable to Tenant.

                (iii) The specifications include a $10,000 allowance for a sign. If the actual cost of the sign is less than $10,000, there will be an equitable reduction in the Rent, and if the actual cost of the sign is more than $10,000, Tenant shall reimburse Landlord for such excess cost on or before the Commencement Date, upon receipt of documentation of such costs reasonably acceptable to Tenant.

                (iv) Upon presentation to Landlord of evidence of payment by Tenant, Landlord shall reimburse Tenant for up to $10,000 of architectural and engineering fees incurred by Tenant prior to the date hereof with respect to development of the Leased Premises.

          C. Landlord and Tenant may from time to time prior to completion of construction agree in writing to certain modifications and/or changes in the plans and specifications for the Improvements as set forth on Exhibits "C" and "D". Agreement to and approval of any such modifications and the costs thereof shall be in writing, or by signing or initialling of the proposed changes by both parties through their authorized representatives. All such modifications and/or changes requested by Tenant shall be made by Landlord and the net cost thereof, taking into account any savings realized by Landlord, shall be paid to Landlord by Tenant, on or before the Commencement Date. The costs of such increases shall include, in addition to the payment of actual costs thereof to Landlord, an overhead charge of 5% of the sum of such actual costs.
Landlord shall provide Tenant

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        with invoices and other documentation reasonably required by Tenant evidencing the cost of all such modifications and/or changes. The plans and specifications set forth in Exhibits C and D, as they may be modified in accordance with the terms of this lease, are hereinafter referred to as the "Plans and Specifications".

            D. All of the work to be performed by Landlord (and any finish work that Tenant shall undertake to complete) shall be done in a good and workmanlike manner, and shall be in compliance with all governmental rules, orders, licenses, zoning and building requirements applicable thereto, including, without limitation, all laws and regulations with respect to hazardous or toxic substances. Upon final completion of construction of the Improvements, Landlord shall obtain and deliver to Tenant a final certificate of occupancy evidencing the right of Tenant to use the Leased Premises for Tenant's Purposes (as that term is hereinafter defined).

            E. Tenant shall, at its sole cost and expense, furnish and install all trade fixtures, furnishings, and other tangible personal property of the Tenant in the Leased Premises. Landlord agrees to give Tenant access to the Leased Premises (as hereinafter set forth) prior to the Commencement Date to enter the Leased Premises to inspect the same and install therein fixtures, supplies, machinery and equipment and other property of Tenant provided that any such entry and the making of any such improvements and any such installation shall be done without hindering in any way Landlord's construction of the Improvements. From and after the date of entry by Tenant into the Improvements for the purpose of installing Tenant's personal property and trade fixtures, Tenant shall be responsible for and shall pay all electricity costs and other utility costs attributable to Tenant's work in connection with the installation of trade fixtures and Tenant's use of the Leased Premises. Tenant agrees to hold Landlord harmless from any mechanic's and materialmen's liens arising out of any work at the Leased Premises by or on behalf of Tenant; to do all such work in a good and workmanlike manner and comply with all governmental laws, rules, regulations and requirements. Tenant, prior to commencing work in the Leased Premises, shall deliver to Landlord the evidence of insurance required by the terms of this lease. In addition, Tenant agrees to hold Landlord and its contractors harmless from any and all injury, loss or damage or claims of injury, loss or damage, of whatever nature, to any person or property caused by or resulting from any work by Tenant or its agents or employees at the Leased Premises or the entry upon and the use of the Improvements by Tenant before the Commencement Date which may not, at the time, be covered by insurance.

            F. For purposes of this lease, the Commencement Date shall be the earlier to occur of (i) the date Tenant accepts delivery of the Leased Premises or (ii) the date of the delivery by Landlord to Tenant of a final or temporary certificate of occupancy issued by the appropriate governmental authorities and permitting Tenant to take possession of the Leased Premises for Tenant's Purposes. If Tenant has occupied the Leased Premises under a temporary certificate of occupancy and has received notice from the appropriate governmental authorities that revocation of such temporary certificate of occupancy is imminent due to non-completion of punchlist items, Tenant shall promptly notify Landlord of such risk and, if Landlord is unable to respond within the time frame available or requests that Tenant respond, Tenant may complete or cause to be completed such punchlist items in accordance with the Plans and Specifications in a good and





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

        workmanlike manner and in compliance with all laws, ordinances or regulations of any governmental or administrative agency having jurisdiction over the Leased Premises. Landlord shall promptly reimburse Tenant for the cost of such punchlist items after receipt from Tenant of an invoice therefor with reasonable supporting documentation. Landlord agrees to use its best efforts to cause the Commencement Date to occur on or before April 1, 1995. Landlord shall provide at least thirty (30) days notice to the Tenant of the anticipated date of issuance of the certificate of occupancy. Tenant shall, in any event, commence to pay Rent not later than the date Tenant commences doing business at the Leased Premises.

            G. Subject to the provisions of Subsection 4.F above, if Tenant is unable to occupy the Leased Premises on April 1, 1995, because of any cause or reason beyond the direct control of Landlord, such delay shall not constitute a default on the part of Landlord, nor shall such delay entitle Tenant to terminate or cancel this lease, and Landlord shall not be liable for any damages Tenant may incur as a result of its inability to occupy the Leased Premises on April 1, 1995. Either Landlord or Tenant may terminate this lease by written notice to the other at any time after November 1, 1994, if Landlord has not purchased the Property from Owner and construction of the Leased Premises has not commenced by the time such notice is given; and Tenant may terminate this lease by written notice to Landlord at any time after October 1, 1995, if the Commencement Date has not occurred by the time such notice is given.

            5. SECURITY DEPOSIT. Prior to the end of the 14th lease year (or if one or both of the renewal options have been exercised, then prior to the end of the last lease year of any exercised renewal term), Tenant shall deposit with Landlord the sum of $50,000 as security for the faithful performance and observance by Tenant of the terms, provisions, and conditions of this lease. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions, and conditions of this lease, including, but not limited to, the payment of Rent and additional rent, Landlord shall have the right, but not the obligation, to use, apply, or retain the whole or any part of the security so deposited to the extent required for the payment of any Rent and additional rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant's default in respect of any of the terms, covenants, and conditions of this lease. No such application shall be construed as an agreement to limit the amount of Landlord's claim or as a waiver of any damage or release of any indebtedness, and any claim of Landlord under this lease not recovered in full from the security deposit shall remain in full force and effect. At any time or times when Landlord has made any such application of all or any part of the security deposit, Landlord shall have the right, but not the obligation, at any time thereafter to request that Tenant pay to Landlord an amount such that Landlord shall always be in possession of a sum equal to the amount of the security deposit set forth above. Tenant further agrees that Landlord may deliver the funds deposited pursuant hereto by Tenant to any purchaser of Landlord's interest in the Leased Premises, and thereafter, Landlord shall be discharged from any further liability with respect to such deposit. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants, and conditions of this lease, the security deposit shall be returned to Tenant after the termination date of this lease and after delivery of possession of the entire Leased Premises to Landlord under the terms, conditions and covenants of this lease.




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



            6. USE OF PREMISES. The Leased Premises shall be used and occupied only for the purpose of the manufacture, storage and distribution of mattresses and other uses customarily related or incidental thereto and for no other purpose or purposes ("Tenant's Purposes"), without Landlord's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall, at its own risk and expense, obtain and keep in force all governmental licenses and permits necessary for such use. Tenant covenants that it will comply with all laws with respect to the use and occupation of the Leased Premises, and it will not do, or suffer to be done, in or about the Leased Premises any act or thing that may cause waste, constitute a nuisance or be in violation of any of the Covenants (as defined in Subsection 13.B).

            7. QUIET ENJOYMENT. Subject to the provisions of the Recitals to this lease, Landlord represents that it has full right and power to execute this lease and to grant the estate demised herein and that Tenant, upon payment of the rents herein reserved, and performance of all of the terms, conditions, and covenants herein contained, shall have, hold, and enjoy the Leased Premises during the full term of this lease, and any extension hereof, subject and subordinate to all of the terms, covenants and conditions of this lease, free from the claims of any person claiming by, through or under Landlord.

            8. SUBORDINATION. This lease, and the rights of Tenant hereunder, shall be subject and subordinate to all mortgages or deeds of trust which may now or hereafter affect this lease, the Leased Premises or the Improvements, provided any such mortgagee agrees in writing that so long as Tenant is not then in default under the terms of this lease, then in the event of a foreclosure under any such mortgage or deed of trust affecting the Leased Premises, such mortgagee will not disturb the rights of Tenant under the terms of this lease and, this lease shall continue in full force and effect and Tenant shall attorn to the new landlord hereunder. Tenant hereby agrees, upon the request of Landlord, to execute and deliver, in recordable form, any instrument of subordination or confirmation of subordination reasonably required by Landlord or any mortgagee of the Leased Premises to effect the above provisions, provided Tenant is provided with an agreement of nondisturbance as hereinabove set forth. Tenant agrees, if requested by Landlord, to amend this lease to conform to any reasonable amendments requested by any mortgagee of Landlord's interest in the Leased Premises; provided that any such amendments do not increase the rents or otherwise materially adversely affect Tenant's rights under this lease.

            9. ESTOPPEL CERTIFICATES. Tenant agrees at any time and from time to time within 15 days after notice from Landlord to execute, acknowledge and deliver to Landlord a statement, in writing, and in form and substance reasonably acceptable to Landlord, certifying that this lease is unmodified and in full force and effect (or if there have been modifications that the lease is in full force and effect as modified and stating the modifications), the dates to which the Rent and other charges have been paid in advance, if any, and whether or not, to Tenant's knowledge, there exists any default in the performance of any term, condition or covenant of this lease and, if so, specifying each such default, it being intended that any such statement delivered pursuant to this Section may be relied upon by Landlord and by any mortgagees, prospective purchasers or prospective mortgagees of the Leased Premises. The failure of Tenant to provide such estoppel certificates or other letters, as may be required, within 15 days after notice by



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



        Landlord shall constitute an event of default by Tenant and shall entitle Landlord to pursue any of the remedies for default set forth in this lease.

            10. UTILITIES. Tenant shall pay the cost of all utility services, including, but not limited to, all charges for water, sewer, gas, heat, power, telephone service and all other services on the Leased Premises and shall make payments when due directly to the utility or service company providing such service. Landlord shall not be required to pay for any services, supplies or upkeep in connection with utilities or other services to the Leased Premises.

            11. MAINTENANCE. A. Landlord, at its expense, shall perform all necessary repairs, maintenance and replacements of all structural elements of the Building, including structural walls and foundations and the structure and materials of the roof, except for those repairs or replacements which arise directly out of the gross negligence or willful misconduct of Tenant; provided, however, that Landlord shall have no obligation or liability for such repairs or replacements until receipt of notice by Tenant specifying the repairs required. All such repairs or replacements shall be performed in a good and workmanlike manner and in compliance with the laws and other requirements of all federal, state and municipal governments, including the appropriate boards, commissions and underwriting agencies or other bodies now or hereafter exercising similar rights and powers. If Landlord shall fail to make such repairs within a reasonable time after notice from Tenant that such repairs are necessary, then Tenant shall have the right (but not the obligation) to make such repairs or replacements as may be necessary under the circumstances. Such repairs shall be charged to and paid by Landlord within thirty (30) days after receipt from Tenant of an invoice therefor with reasonable supporting documentation.

                  B. Except as expressly provided herein, Landlord shall have no obligation to maintain, replace, or repair the Leased Premises, the Improvements or any equipment or fixtures located therein. Tenant shall inspect the Leased Premises and the Improvements prior to taking possession thereof. Upon taking possession and subject to the provisions of Subsection 4.A, Tenant shall be deemed to have accepted the Leased Premises except for punchlist items which Tenant notifies Landlord of within 30 days of taking possession of the Leased Premises.

                  C. Tenant shall, at its own risk and expense keep and maintain all non-structural parts of the Leased Premises, including but not limited to the exterior, all window frames, glass, doors and door jambs (both inside and out), parking areas, landscaping and loading docks, in good order, condition and repair. Tenant shall also, at its own expense, keep and maintain in good order all electrical outlets and wiring, lighting fixtures (including replacement of light bulbs and fluorescent lamps), plumbing fixtures, sprinkler systems, and all mechanical equipment, including equipment installed by the Landlord, located in or on the Leased Premises. All such repairs or replacements shall be performed in a good and workmanlike manner and in compliance with the laws and other requirements of all federal, state and municipal governments, including the appropriate boards, commissions and underwriting agencies or other bodies now or hereafter exercising similar rights and powers. If Tenant shall fail to make such repairs within a reasonable time after such repairs become necessary or, if, in Landlord's judgment, such repairs are not completed in a good and workmanlike manner, then Landlord shall have the





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



        right (but not the obligation) to enter the Leased Premises and make such repairs or replacements as may be necessary under the circumstances. Such repairs shall be charged to and paid by Tenant as additional rent and shall be paid to Landlord within thirty (30) days after a bill or bills for such charges is presented to Tenant.

                 D. At the termination of this lease, Tenant shall deliver up the Leased Premises broom clean, free of contamination by hazardous or toxic substances, including petroleum or petroleum products, resulting from any act or omission of Tenant, its agents, employees or independent contractors, and in the same good and sanitary order and condition as existed at the beginning date of this lease, normal wear and tear and damage by condemnation or casualty not required to be repaired excepted.

                 E. Tenant shall not store, use or permit the storage or use of any hazardous or toxic substance at or on the Leased Premises in violation of any applicable law or regulation. Any storage of any merchandise, crates, pallets or materials of any kind outside the Leased Premises shall be done or permitted only in compliance with the Covenants and any applicable laws or regulations. Tenant shall not burn or otherwise treat or dispose of trash or other substances on or around the Leased Premises. All trash shall be kept in metal containers to be provided and maintained by Tenant. Tenant shall bear the cost of the removal of trash from the Leased Premises.

                 F. Tenant shall at all times during the term of this lease provide and maintain adequate security as to the Leased Premises and maintain heat in the Leased Premises sufficient to keep the Leased Premises at a minimum temperature of 35 DEG. Fahrenheit, unless otherwise agreed between the parties hereto.

            12. ALTERATIONS, CHANGES, AND IMPROVEMENTS. A. Tenant shall not make or permit any alterations, additions or improvements to the Leased Premises ("Alterations") without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Consent for minor non-structural Alterations shall not be required, provided (i) such Alterations do not adversely affect the rate or coverage of any insurance carried with respect to the Leased Premises and (ii) the cost of each such alteration does not exceed $5,000 and the aggregate of such exempted alterations does not exceed $50,000. Tenant shall deliver to Landlord, upon completion of any Alterations, "as-built" plans showing all changes in the Leased Premises. Any subsequent changes to the Leased Premises, approved by Landlord, shall also require as-built plans. The cost of making such Alterations and preparing said plans shall be borne by Tenant. All such work shall be done in a good and workmanlike manner and in such a manner as to not inconvenience other occupants of 95 Commerce Place. All such work shall comply with all laws, ordinances or regulations of any governmental or administrative agency having jurisdiction over the Leased Premises, including any appropriate boards, commissions and underwriting agencies now or hereafter exercising similar rights and powers.

                 B. Tenant shall have the right at all times to install Tenant's shelves, bins, equipment, machinery, and trade fixtures, hereinafter collectively called "Tenant's Trade Fixtures", provided Tenant complies with all applicable governmental laws, ordinances and regulations and further provided that such installations by Tenant do not overload the floor or otherwise damage or deface the Leased Premises. Tenant shall not place upon the floor or suspend from the ceiling of the Leased Premises any heavy equipment that would exceed the load per square foot that the floor or ceiling is designed to carry or which may otherwise be allowed by law.

                  C. Provided Tenant is not in default of any of the terms, conditions or covenants of this lease, Tenant shall have the right, at any time during the term of this lease, to remove any of Tenant's previously installed Trade Fixtures, provided further that Tenant shall immediately repair any damage caused by such removal and Tenant shall leave the Leased Premises in a broom clean and in the same good and sanitary order and condition as existed at the beginning date of this lease. All alterations, additions and improvements made by Tenant (other than installation of Tenant's Trade Fixtures) may, at Landlord's discretion, become the property of Landlord upon the termination of this lease or Landlord may require Tenant to remove such alterations, additions, and improvements and any other property placed in or on the Leased Premises by Tenant and restore the Leased Premises to the same condition as existed at the beginning of this lease; provided, however, upon the request of Tenant, made at the time approval for any such alterations, additions or improvements is requested, Landlord shall elect at the time of such consent whether or not such alterations, additions or improvements are to be so removed by Tenant at the termination of this lease.

                  D. Tenant shall, at all times, keep the Leased Premises and all improvements in the Leased Premises free from any liens arising out of any work performed, material furnished or obligations incurred by Tenant. If a notice of a lien shall be filed against the Leased Premises, and such lien is for, or purports to be for labor, or material alleged to have been furnished to or delivered at the Leased Premises to or for Tenant, or anyone claiming under Tenant, then Tenant shall cause such lien to be discharged or bonded off within ten (10) days after notice from Landlord. If Tenant shall fail to discharge or bond off any such lien, then Landlord shall have the right (but not the obligation) to pay or discharge any such lien or claim of lien. If Landlord elects to pay or discharge any such lien or claim of lien, then Tenant shall pay to Landlord all of Landlord's expenses incurred, including reasonable attorneys' fees, together with interest on the funds so advanced at the highest rate permissible by law, which payment shall be deemed additional rent, payable on demand.

            13. COMPLIANCE WITH LAW; RESTRICTIONS. A. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Leased Premises, whether material or incidental to such use, including but not limited to the correction, prevention and abatement of nuisances in, upon, or connected with the Leased Premises, and including, but not limited to, the Americans With Disabilities Act, 42 U.S.C Sec. 12101, et seq. Tenant shall promptly comply with all changes in such governmental laws, ordinances, regulations, orders and directives. Tenant shall bear the full cost and risk of all such compliance, including the cost of any alterations, additions or improvements required by such governmental laws, ordinances, regulations, orders and directives, whether structural or nonstructural in nature; provided, however, in the event of any such change not caused by Tenant's particular use of the Leased Premises and which is in the nature of a capital improvement, Landlord shall reimburse Tenant for the cost of such capital improvement less an amount equal to such cost multiplied by a fraction, the numerator of which is the number of days remaining on the term of this lease as of the execution of the contract for such work, and the denominator of which is 5475 during the initial term of the lease and 1825 during either of the renewal options. Tenant shall obtain Landlord's prior written approval pursuant to Subsection 12.A of the plans and specifications for any alterations, changes or improvements that are required by such governmental laws, ordinances, regulations, orders and directives, which approval shall not be unreasonably withheld, delayed or conditioned. Tenant shall not commit, or suffer to be committed, any waste or nuisance upon the Leased Premises.

                   B. Tenant acknowledges that the Leased Premises are subject to the restrictive covenants imposed by instrument dated January 30, 1990, of record in Deed Book 807, page 504 in the Clerk's Office of the Circuit Court of the County of Spotsylvania, Virginia, as the same may be amended from time to time (the "Covenants"), and hereby agrees to conduct its operations on and occupy the Leased Premises in accordance with and to otherwise comply with the Covenants.

            14. NET LEASE. Except as otherwise expressly provided in this lease, this lease is a "net lease" which the parties intend to yield "net" to Landlord the rental provided for in Section 3 hereof, and, except as otherwise expressly provided herein, any present or future law to the contrary notwithstanding, Tenant shall not be entitled to any abatement, reduction, set-off, counterclaim, defense or deduction, with respect to any Rent, additional rent or other sum payable hereunder, nor shall the obligations of Tenant hereunder be affected by reason of: (i) any damage to or destruction of the Leased Premises; any taking of the Leased Premises or any part thereof by condemnation or otherwise; (ii) any prohibition, limitation, restriction or prevention of Tenant's use, occupancy or enjoyment of the Leased Premises, or any interference with such use, occupancy or enjoyment by any person; (iii) the impossibility or illegality of performance by Landlord, Tenant or both; or (iv) any action of any governmental authority.

            15. ASSIGNMENT AND SUBLEASING. A. Tenant may not assign this lease or any interest herein or sublet the whole or any part of the Leased Premises, or permit the same to be occupied by anyone other than Tenant, without in each instance having first obtained Landlord's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, Tenant may sublet up to an aggregate of 25,000 square feet of the Leased Premises without Landlord's consent. In the event of any such sublease or assignment, (i) Tenant shall nevertheless remain the principal obligor to the Landlord under all the terms, conditions, covenants and obligations of this lease, (ii) the acceptance of an assignment or subletting of the Leased Premises by any assignee or subtenant shall be construed as a promise on the part of such assignee or subtenant to be bound by and to perform all of the terms, conditions and covenants by which Tenant herein is bound and
        (iii) Tenant shall pay to Landlord 50% of all rent and additional rent received by Tenant pursuant to any assignment or sublease (or advance cash payments for the leasehold in lieu of rent or increases in rent), net of any expenses paid by Tenant for the collection of such rents and additional rents, in excess of the then current Rent and additional rent set forth in this lease. No such assignment or subletting shall be construed to constitute a novation or a release of any claim Landlord may then or thereafter have against Tenant hereunder. Landlord's consent to any assignment or subletting shall not be deemed a consent to any subsequent assignment or subletting and any assignee of this lease or "subtenant" of the Leased Premises shall not further assign this lease or further sublease the Leased Premises without first obtaining the express written consent of Landlord. Tenant shall furnish Landlord with a fully executed counterpart of any such assignment or sublease at the time such instrument is executed.

                 B.    (i)    The terms "assign" and "assignment", as used in
             this Section 15, shall, without limitation, be deemed to include any sale, transfer, exchange, merger, consolidation, reorganization or any other or transaction, by operation of law or otherwise, as a result of which the holders of a majority of the voting stock of Tenant as of the date of execution of this lease (collectively "Existing Control Group") cease to own a majority of such voting stock of Tenant (or of any Affiliate, as hereinafter defined, of Tenant to which Tenant shall have assigned this lease), except:

                      a. any sale or transfer of the voting stock of Tenant or any Affiliate of Tenant in the course of or subsequent to a public sale or offering of such stock after which Tenant or such Affiliate of Tenant is publicly traded in the "over-the-counter market" (as opposed to private sales) or is listed on a recognized stock exchange, and

                      b. any sale or transfer of the voting stock of Tenant or any Affiliate of Tenant to a corporation, the voting stock of which is publicly traded in the "over-the-counter market" (as opposed to private sales) or is listed on a recognized stock exchange.

                  (ii) Notwithstanding any provisions herein to the contrary, Tenant shall have the right to assign this lease to any Affiliate of Tenant without the consent of Landlord. For purposes of this lease, the term Affiliate with respect to any person shall be defined as any corporation, partnership or other entity controlled by the Existing Control Group or by such person. The Existing Control Group or such person shall be deemed to control any such entity if the members of the Existing Control Group or such person and the officers and directors of such person as of the date of execution of this lease shall own a majority of the voting stock or voting interest of such entity.

                   C. As a condition precedent to any assignment or sublease pursuant to this Section 15, Tenant hereby irrevocably assigns to Landlord, as additional security for Tenant's obligations under this lease, all Rent and additional rent from any subletting or assignment of all or part of the Leased Premises, and Landlord, as assignee, may collect such Rent and additional rent and apply it toward Tenant's obligations under this lease, except that, until the occurrence of an "event of default" (as hereinafter defined), Tenant shall have the right to collect such Rent and additional rent.

                   D. If Tenant requests Landlord to consent to a proposed assignment or sublease, Tenant shall pay to landlord, whether or not such consent shall be ultimately granted, Landlord's reasonable attorneys' fees incurred in connection with such request; provided there shall be no such charge for the first such request.

            16. TAXES. A. Tenant agrees to pay before they become delinquent all real estate taxes and special assessments that may be lawfully levied or assessed against the Leased Premises.

                B. Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed and which become payable during the lease term upon Tenant's fixtures, furniture, appliances and personal property installed or located in or on the Leased Premises. Tenant shall also pay all franchise taxes, business taxes or other similar taxes that may be levied or imposed upon the Leased Premises or the business carried on therein and also all other taxes and rates which are or may be payable by Tenant.

                C. If Landlord shall receive any statement or notice relative to any tax or assessment, in whole or part payable by Tenant, Landlord shall promptly after receipt thereof deliver a copy of the same to Tenant. Tenant shall have the privilege, before delinquency occurs, of contesting, objecting to or opposing the legality or validity of any such taxes, assessments, impositions or charges, in Landlord's name if necessary, provided that prompt notice of such contest, objection or opposition shall be given to Landlord by Tenant at least twenty (20) days before any delinquency and provided further that such contest, objection or opposition shall not be carried on or maintained after the aforesaid time limit for the payment by Tenant of the obligation, unless Tenant shall have duly paid the amount involved under protest or shall procure and maintain a stay of all proceedings to enforce any collection thereof, together with all penalties, interest, costs and expenses, by a deposit of a sufficient sum of money or by a good and sufficient undertaking as may be required or permitted by law to accomplish such a stay, unless Tenant shall furnish Landlord with a bond of a surety company qualified to do business within the Commonwealth of Virginia, satisfactory to Landlord, which in form, content and amount of penalty, shall likewise be reasonably satisfactory to Landlord. In the event of any such contest, objection or opposition, Tenant promises and agrees, after the final determination thereof adversely to Tenant, to fully pay and discharge the amounts involved in or affected by such contest, objection or opposition, together with any penalties, fines, interest, costs, and expenses that may have accrued thereon or that may result from any such action by Tenant.

                D. Should any governmental taxing authority levy, assess or impose a tax and/or assessment (other than a net income tax) upon or against the rentals payable by Tenant to Landlord and/or against the gross receipts received by Landlord from Tenant, either by way of substitution for or in addition to any existing tax on land or buildings or otherwise, Tenant shall be responsible for and pay such tax or assessment, or shall reimburse the Landlord for the amount thereof, as the case may be, as additional rent, within thirty (30) days of receipt of a bill therefor from Landlord.

            17. FIRE AND CASUALTY DAMAGE. In the event the Leased Premises are damaged or destroyed by fire or other cause, Tenant shall give immediate notice thereof to Landlord. The rights and obligations of Landlord and Tenant in the event of such casualty shall be as follows:

                A. In the event the Leased Premises, in the reasonable judgment of Landlord, are so damaged by fire or other cause that rebuilding or repairs cannot reasonably be completed within 180 days after the date of written notification by Tenant to Landlord of the happening of the damage, this lease shall, at Landlord's or Tenant's option, terminate and the Rent shall be abated for the unexpired portion of the lease, effective as of the date of such damage. Landlord or Tenant shall notify the other party within 30 days of the occurrence of any such casualty of its decision to terminate this lease.

                B. If the Leased Premises are damaged by fire or other cause such that, in the reasonable judgment of Landlord, rebuilding or repairs can be reasonably completed within 180 days from the date of written notification by Tenant to Landlord of the happening of the damage, this lease shall not terminate, and Landlord shall within sixty (60) days after insurance proceeds have been made available for such purpose, commence restoration of the Leased Premises and prosecute the same diligently to completion. All insurance proceeds arising from such damage or destruction, including the amount of any deductible which shall be paid to Landlord by Tenant, shall be made available to Landlord for that purpose subject, however, to the provisions of Subsection 17.E. Landlord's obligations under this Section 17 to repair or restore the Leased Premises shall in all events be limited to the extent of the insurance proceeds made available to Landlord for such purposes and to that portion of the Leased Premises, such as the footings, foundations, exterior walls, roof, and the interior improvements originally installed by Landlord at Landlord's expense for Tenant's benefit, but not including any construction, alterations or improvements installed by Tenant (with Landlord's written consent at Tenant's expense or by Landlord at Tenant's expense). Tenant shall, upon notice from Landlord, promptly repair or replace all additions, alterations or improvements to the Leased Premises originally installed by Tenant at Tenant's expense.

                C. Except to the extent specifically provided for in this lease, neither the Rent nor any additional rent payable by Tenant, nor any of Tenant's other obligations under any provisions of this lease, shall be affected by any damage or destruction of the Leased Premises by any cause whatsoever, and Tenant hereby specifically waives any and all additional rights it might otherwise have under any law or statute.

                D. If there should be a substantial interference with Tenant's use of the Leased Premises as a result of such damage or destruction, such that Tenant cannot conduct its business in the Leased Premises, then the Rent shall abate for such time as Tenant is unable to use the Leased Premises, but only to the extent of the proceeds applicable to the Leased Premises and received by Landlord under a rent insurance policy.

                E. Notwithstanding any other provision of this lease, the rights of Tenant and Landlord to the use of insurance proceeds shall in all events be subject to the provisions of any mortgages or deeds of trust encumbering the Leased Premises and the rights of any mortgagee thereunder with respect to such insurance proceeds.

            18. CONDEMNATION. A. In the event that the whole of the Leased Premises shall be condemned or taken in any manner for any public or quasi-public use, this lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title in the condemnor. For purposes of this Section, a partial taking which results in Tenant being unable to operate its business, even after reconstruction as provided below, shall be deemed a taking of the whole of the Leased Premises. In the event that only a part of the Leased Premises shall be so condemned or taken, then, effective as of the date of such vesting of title, the Rent hereunder for such part shall be equitably abated and this lease shall continue as to such part not so taken. In the event that only a part of the building shall be so condemned or taken, then (1) if substantial structural alteration or reconstruction of the building shall, in the opinion of Landlord, be necessary or appropriate as a result of such condemnation or taking (whether or not the Leased Premises be affected), Landlord may, at its option, terminate this lease and the term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within thirty (30) days following the date on which Landlord shall have received notice of vesting of title, or (2) if Landlord does not elect to terminate this lease as aforesaid, this lease shall be and remain unaffected by such condemnation or taking, except that the Rent shall be abated to the extent, if any, as hereinbefore provided. In the event that only a part of the Leased Premises shall be so condemned or taken and this lease and the term and estate hereby granted are not terminated as hereinbefore provided, Landlord will, to the extent it receives cash proceeds from such condemnation proceeding, restore with reasonable diligence the remaining structural portions of the Leased Premises, as near as practicable, to the same condition as existed immediately prior to such condemnation or taking.

                B. In the event of termination in any of the cases hereinabove provided, this lease and the term and estate hereby granted shall expire as of the date of such termination with the same effect as if that was the date hereinbefore set for the expiration of the term of this lease, and the rents hereunder shall be apportioned as of such date.

                C. In the event of any condemnation or taking hereinabove mentioned of all or part of the Leased Premises, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title, and interest of Tenant now or hereafter arising in or to any part thereof, and Tenant shall be entitled to receive no part of such award; provided, however, Tenant shall have the right, at its sole cost and expense, to assert a separate claim in any condemnation proceeding for its personal property, trade fixtures and moving expenses.

            19. INDEMNIFICATION BY TENANT. Unless caused by the gross negligence or willful misconduct of Landlord, Tenant shall indemnify and save harmless Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation, reasonable attorneys' fees and expenses) imposed upon or incurred by or asserted against Landlord by reason of (a) any occurrence, injury to or death of persons (including workmen) or loss of or damage to property occurring during the term of this lease on or about the Leased Premises or any part thereof, (b) any use, non-use or condition of the Leased Premises or any part thereof, (c) any failure on the part of Tenant to perform or comply with any of the terms of this lease, (d) performance of any labor or services or the furnishing of any materials or other property in respect of the Leased Premises or any part thereof or (e) any release or threat of a release of a hazardous or toxic substance or a pollutant or contaminant, including petroleum and petroleum products, on or from the Leased Premises resulting from Tenant's use and occupancy of the Leased Premises. In case any action, suit or proceeding is brought against Landlord by reason of any such occurrence, Tenant, upon Landlord's request, shall at Tenant's expense resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel (designated by Tenant but reasonably acceptable to Landlord). The obligations of Tenant under this Section arising by reason of any such occurrence having taken place during the term of this lease shall survive any expiration or termination of this lease; provided, Tenant shall have no liability under this Section unless (a) Landlord shall give notice to Tenant of any such occurrence within 18 months of the expiration or termination of this lease or (b) Tenant has failed to disclose to Landlord or any engineering firm conducting an environmental site assessment of the Leased Premises facts known to Tenant with respect to any such occurrence. At any time during such 18 month period Landlord may elect to have an environmental site assessment made of the Leased Premises at Tenant's expense.

            20. INSURANCE. A. Tenant covenants and agrees that it will, at all times during the term of this lease keep in full force and effect a policy of comprehensive public liability insurance issued by a reputable insurance company licensed to do business in the Commonwealth of Virginia with respect to the Leased Premises and the business conducted by Tenant thereon, in which the limits of liability shall not be less than ONE MILLION DOLLARS ($1,000,000.00) for death or bodily injury and in which the property damage liability shall not be less than ONE MILLION DOLLARS ($1,000,000.00). These policies shall name, as additional insureds, Landlord and any other entity having an insurable interest or liability in or relating to the Leased Premises (including any mortgagee of Landlord), provided Landlord notifies Tenant of such other entity. All insurance policies described or required by this Section shall provide that the insurance thereunder shall not be cancelable prior to thirty (30) days written notice thereof to Landlord. Certificates of such insurance, in form and substance reasonably satisfactory to Landlord, shall be delivered to Landlord prior to Tenant's taking possession of the Leased Premises and any renewals of said policies shall be delivered to Landlord at least fifteen (15) days prior to the expiration of the policies. Any such policies shall be primary and noncontributing with insurance carried by Landlord.

                B. Tenant also covenants and agrees, at its cost, to maintain on all its personal property, tenant improvements or alterations (including any improvements to the Leased Premises installed by Tenant or on Tenant's behalf), a policy of standard fire and extended coverage insurance, to the extent of at least 80% of the full replacement value.

                C. Tenant further covenants and agrees, at its cost, to maintain business interruption insurance sufficient to provide not less than one year's coverage of all Rent and additional rent payable hereunder, in the event that the Leased Premises are rendered untenantable in whole or in part by an insurable risk.

                D. Tenant covenants and agrees that it will, at all times during the term of this lease, obtain and keep in force for the benefit of Tenant, Landlord and any other person (including the holder of any mortgage or deed of trust) having an insurable interest and designated by Landlord, insurance on the Improvements and all fixtures and equipment located on or in the Leased Premises in an amount equal to the full cost replacement value thereof (excluding footings and foundations), with replacement cost endorsement. Such policy shall contain coverage against loss, damage or destruction by fire and such other hazards as are commonly covered and protected against under policies of insurance known as extended coverage insurance as the same may exist from time to time according to the laws of the Commonwealth of Virginia and may contain a deductible clause not to exceed $100,000; provided, however, in the event of a casualty, Tenant shall pay to Landlord, for






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                                       15-A
        the purposes set forth in Section 17, the cost of repairing such damage up to the amount of the deductible.

                E. Any insurance required by this Section 20 may be supplied by means of a blanket or umbrella insurance policy so long as the protection provided by such blanket or umbrella policy against each risk specified in this Section 20 cannot be reduced by claims for other risks not arising from the Leased Premises to amounts less than those specified herein, and so long as the other provisions of this
        Section 20 are complied with.

                F. Landlord and Tenant shall have included in their respective insurance policies waivers of their respective insurers' right of subrogation against the other party or anyone claiming through or under them that any such insurer of one party may acquire against the other by virtue of payment of any loss under the insurance covering the Leased Premises, the Improvements, or the contents thereof, required by this lease to be carried by such party. If such a waiver should be unobtainable or unenforceable, then such policies of insurance shall expressly state and agree that such policies shall not be invalidated if the assured, before the casualty, waives the right of recovery against any party responsible for a casualty covered by the policy. Upon request of Landlord, Tenant shall provide written evidence acceptable to Landlord that its insurer or insurers have waived their rights of subrogation as hereinabove provided.

            21. WAIVER OF CLAIMS. Tenant, as a material part of the consideration to be rendered to Landlord, hereby waives all claims against Landlord for damages to goods, wares, inventory, equipment and merchandise, in, upon, or about the Leased Premises, including, without limitation, any damage or injury caused by the discharge, whether accidental or otherwise, of the sprinkler system installed in the Leased Premises, and, except for injuries caused by Landlord's gross negligence or willful misconduct, for injury to Tenant, its agents or third persons in or about the Leased Premises from any cause arising at any time.

            22. SIGNS. No signs (other than as shown in the Plans and Specifications) shall be erected, placed or painted on the exterior walls of the building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. In the event Landlord gives its approval for any such additional signs, Tenant shall remove all such signs at the termination of this lease at its sole risk and expense and shall in a good and workmanlike manner promptly repair any damage and close any holes caused by removal of such signs.

            23. LANDLORD'S RIGHT OF ENTRY. Landlord and its authorized agents or designees shall have the right to enter the Leased Premises upon prior notice to Tenant and during business hours for the following purposes:
        (a) inspecting the general condition and state of repair of the Leased Premises; (b) the making of repairs required by Landlord; (c) showing of the premises to any prospective purchaser; (d) the showing of the premises for lease if the Tenant shall have not renewed or extended this lease within the time herein provided; or (e) the showing of the building for any other legal or reasonable purpose. If Tenant shall not have renewed or extended this lease under the terms set forth herein prior to the final 360 day period of the lease term, Landlord and its authorized agents shall have the right to erect on or about the Leased Premises or on the building of which the Leased

        Premises are a part a sign advertising the property for lease or for sale, provided the size and location of such sign shall be subject to Tenant's approval, which approval shall not be unreasonably withheld, delayed or conditioned. The foregoing notwithstanding, Landlord and its agents and designees, shall also have the right to enter the Leased Premises at any time there is an emergency in the Leased Premises or in the building of which the Leased Premises are a part. Tenant shall, prior to taking possession of the Leased Premises, deliver a complete set of keys to the Leased Premises to the Landlord for such emergency use. Tenant covenants that if it shall thereafter change or add additional locks on the doors to the Leased Premises it will immediately provide new keys to the Landlord. Landlord covenants that such keys shall be kept subject to reasonable security precautions and, except in the case of an emergency, will be used only in accordance with the above stated requirements to notify Tenant.

            24. HOLDING OVER. If Tenant, or any of its successors in interest, shall remain in possession of the Leased Premises, or any part thereof, after the expiration of the term of this lease, such holding over shall constitute and be construed as a tenancy from month to month only, at a monthly rental of 125% for the first two months of such holding over period and 150% thereafter of the monthly Rent applicable during the last month of the term of the lease or the last prior renewal thereof. Tenant shall also pay any additional rent attributable to Tenant's occupation of the Leased Premises and, if such holding over continues for more than six months, any damages, if any, incurred by Landlord as a result of such holding over. Tenant shall also be subject to all of the conditions, provisions and obligations of this lease insofar as the same are applicable to a month-to-month tenancy. Nothing contained herein shall constitute permission granted or inferred for Tenant to remain in possession beyond the exact termination date of this lease, as extended by any renewals or options unless specifically granted by Landlord in writing.

            25. DEFAULT BY TENANT. The following events shall be deemed to be "events of default" by Tenant under this lease:

                A. Tenant's failure to pay any installment of the Rent or additional rent on the date the same is due if such failure shall continue for a period of ten (10) calendar days after notice thereof to Tenant; provided, if such a notice is required to be given twice during any 12 month period during the original or any extended or renewal term of this lease, any subsequent failure to pay Rent or additional rent hereunder shall be an "event of default" without any notice; or Tenant's failure to comply with any term, provision or covenant of Section 20 if such failure shall continue for a period of ten (10) calendar days after notice thereof to Tenant.

                B. Tenant's failure to comply with any term, provision or covenant of this lease not described in Subsection 25.A, if such failure shall continue for more than thirty (30) days after notice thereof to Tenant, or if such failure cannot reasonably be cured within the said thirty (30) days and Tenant shall not have commenced to cure such failure within such thirty (30) day period or shall not thereafter with reasonable diligence and good faith proceed to cure such failure.

                C. Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

                D. Tenant shall file a petition under any section or chapter of the Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof; or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder.

                E. A Receiver or Trustee shall be appointed for all or substantially all of the assets of Tenant and such Receiver or Trustee shall within a reasonable time fail to (i) affirm this lease, (ii) provide adequate assurances as to its ability to perform all of the terms and conditions of this lease as a Receiver or Trustee for Tenant, and (iii) cure all defaults.

                F. Tenant shall do or permit to be done anything which creates a lien upon the Leased Premises in violation of the notice and other provisions of Subsection 12.D.

                Upon the occurrence of any of such events of default, Landlord shall have the right at Landlord's election to pursue, in addition to and cumulative of any other rights Landlord may have, at law or in equity, any one or more of the following remedies without any notice or demand whatsoever:

                       (1) Terminate this lease, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to do so, Landlord, may, without prejudice to any other remedy that it may have for possession or arrearages in Rent or additional rent, enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying the Leased Premises or any part thereof, in accordance with applicable law; and Tenant agrees to pay to Landlord on demand the amount of all loss and damage that Landlord may suffer by reason of such termination, whether through inability to relet the Leased Premises on satisfactory terms or otherwise. The foregoing notwithstanding, Landlord shall make a good faith effort to relet the Leased Premises at the then applicable market rate for similar property.

                       (2) Enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying the Leased Premises or any part thereof in accordance with applicable law; and relet the Leased Premises and receive the Rent therefor; and Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting.

                       (3) Enter upon the Leased Premises in accordance with applicable law, and do whatever Tenant is obligated to do under the terms of this lease or correct any damage caused by the breach of any covenant of Tenant contained herein, and Tenant agrees to reimburse Landlord on demand for any expenses that Landlord may incur in thus effecting compliance with Tenant's obligations under this lease and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action, whether caused by the negligence of Landlord or otherwise.

                       (4) Require all rental payments by "subtenants" (including within that term any third parties occupying various portions of the Leased Premises under the terms of sublease agreements with Tenant as sublandlord) that would otherwise be paid to

        Tenant to be paid directly to Landlord and apply such rentals so paid to or collected by Landlord against any rents or other charges due to Landlord by Tenant hereunder. No direct collection by Landlord from any such "subtenants" shall release Tenant from the further performance of Tenant's obligations hereunder.

            Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions, and covenants herein contained. In determining the amount of loss or damage that Landlord may suffer by reason of termination of this lease or the deficiency arising by reason of the reletting by Landlord, as above provided, allowance shall be made for the expense of repossession and any repairs or remodeling undertaken by Landlord following repossession, and for any leasing commissions incurred by Landlord.

            In case of re-entry, repossession or termination of this lease, whether or not the same is the result of the institution of summary or other proceedings, Tenant shall remain liable (in addition to other accrued liabilities), to the extent legally permissible, for the Rent, additional rent and all other charges provided for herein until the date this lease would have expired had such termination, re-entry or repossession not occurred.

            26. SURRENDER OF LEASE NOT MERGER. The voluntary or other surrender of this lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases, and/or subtenancies, or may, at the option of Landlord, act as an assignment to it of any or all such subleases or subtenancies.

            27. ATTORNEYS' FEES. In the event that Landlord should bring suit for the possession of the Leased Premises, for the recovery of any sum due under or because of the breach of any covenant of this lease, or for any other relief against Tenant, declaratory or otherwise, or should Tenant bring any action for any relief against Landlord, declaratory or otherwise, arising out of this lease, the party prevailing in any such suit, shall be entitled to receive from the other party all reasonable attorneys' fees of the prevailing party, which fees shall be payable whether or not such action is prosecuted to judgment.

            28. NOTICES. Any notice, request or demand required or permitted to be given pursuant to this lease shall be in writing and shall be deemed sufficiently given if delivered by messenger at the address of the intended recipient or sent prepaid by Federal Express (or a comparable guaranteed overnight delivery service), with delivery in either such case evidenced by a receipt, or deposited in the United States first class mail (registered or certified, postage prepaid, with return receipt requested), addressed to the intended recipient, as follows (or at such other address as the intended recipient may have specified by written notice to the sender given in accordance with the requirements of this Section):

             IF TO TENANT:      Simmons Company
                                One Concourse Parkway, Suite 600
                                Atlanta, GA 30328
                                Attention: Roger W. Franklin

              with a copy to:   Jones, Day, Reavis & Pogue
                                3500 One Peachtree Center
                                303 Peachtree Street
                                Atlanta, GA 30306
                                Attention: Lizanne Thomas, Esq.

             IF TO LANDLORD:    Simmons Associates, L.P.
                                c/o The Lingerfelt Companies
                                12 South Third Street
                                Richmond, VA 23219
                                Attention: Alan T. Lingerfelt

              with a copy to:   McGuire, Woods, Battle & Boothe
                                One James Center
                                901 East Cary Street
                                Richmond, VA 23219
                                Attention: William F. Gieg, Esq.

        Any such notice, request or demand so given shall be deemed given on the day it is received, if delivered by messenger or delivery service, or two days after its postmark date, if sent by registered or certified mail.

            29. WAIVER. The waiver by Landlord of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition for any subsequent breach of the same or any other term, covenant, or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, or condition of this lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.

            30. REMEDIES CUMULATIVE. All the rights and remedies herein given to the Landlord for the recovery of the Leased Premises because of the default by the Tenant in the payment of any sums that may be payable pursuant to the terms of this lease, or upon the breach of any of the terms hereof, or the right to re-enter and take possession of the Leased Premises upon the happening of any of the defaults or breaches of any such covenants, or the right to maintain any action for Rent or damages and all other rights and remedies allowed at law or in equity, are hereby reserved and conferred upon the Landlord as distinct, separate and cumulative remedies, and no one of them, whether exercised by the Landlord, shall be deemed to be in exclusion of any of the others.

            31. GOVERNING LAW. This lease shall be construed and governed by the applicable laws of the Commonwealth of Virginia.

            32. STATUS OF LANDLORD. A. Anything in this lease to the contrary notwithstanding, Tenant agrees that Tenant shall look solely to the estate and interest of Landlord in the Leased Premises for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of a default or breach by Landlord with respect to any of the terms, conditions and covenants of this lease to be performed by Landlord; subject, however, to the prior rights of any mortgagee to all or any part of the Leased Premises. Tenant acknowledges and agrees that no other assets of Landlord, its directors, officers, employees, agents or affiliates shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claim.

                B. Landlord shall have the absolute and unfettered right to sell or transfer all or part of its interest in the Leased Premises and Tenant acknowledges and agrees that upon such sale or transfer the term "Landlord" shall mean only the new owner or transferee and the transferor shall be automatically relieved of and discharged of all further liability with respect to the performance of any of the terms, conditions and covenants of this lease, and Tenant agrees to thereafter look only to such purchaser or transferee of Landlord's interest in the Leased Premises for the performance of Landlord's obligations hereunder.

            33. EXPANSION OPTION. A. At such time as Tenant shall decide that it wishes Landlord to expand the Leased Premises in a manner and of a size, not to exceed 30,000 square feet, then permitted by all appropriate jurisdictions (the "Expansion"), Tenant shall give notice thereof to Landlord which notice shall include plans and specifications for the Expansion sufficient to enable Landlord to evaluate the cost of the Expansion. Landlord shall, within 90 days after receipt of such notice, obtain bids for the Expansion from three general contractors with a good reputation for projects of the size and complexity of the Expansion and thereafter notify Tenant of its estimate of the additional annual rent for the Expansion (the "Expansion Rent") and the anticipated delivery date of the Expansion.

                B. In the event permanent financing is not available at the time or Tenant is not willing to authorize Landlord to proceed with the Expansion based on Landlord's estimate of the Expansion Rent, Tenant shall, within ten days after receipt of Landlord's notice of the Expansion Rent notify Landlord of Tenant's decision (i) to terminate the Expansion, (ii) to finance the Expansion itself based on terms and conditions mutually satisfactory to Landlord and Tenant or (iii) to reimburse Landlord in cash for the Expansion on terms and conditions mutually satisfactory to Landlord and Tenant.

                C. In the event the Expansion is authorized, (i) the provisions of Subsections 4A and 4C through 4E, to the extent not clearly inconsistent herewith, shall apply to the Expansion in the same manner as to the original Improvements, and (ii) the term of this lease for the entire Leased Premises including the Expansion shall be extended so that the remaining term after Tenant begins paying the Expansion Rent shall be not less than ten years and this lease shall be amended to reflect the extended term and the other terms and conditions agreed upon by Landlord and Tenant. Landlord shall not be obligated to commence construction of the Expansion until such lease amendment has been executed.

            34. RIGHT OF FIRST REFUSAL. In the event Landlord receives a bona fide offer from a third party, during the term of this lease, to sell all or any part of the Leased

        Premises (other than under a "sale-leaseback" or other similar financing transaction, or in accordance with a transaction or series of transactions under which one or both of Alan T. Lingerfelt or L. Harold Lingerfelt, or the spouse or any lineal descendant of either (including any trust for the benefit of any such person) directly or indirectly retains an interest in the profits and losses of the Leased Premises, including, without limitation, the formation of a public or private real estate investment trust), and Landlord shall desire to accept such offer, Landlord shall give a notice the "First Refusal Notice") to Tenant of the terms of such offer. The First Refusal Notice shall constitute an offer by Landlord to sell its interest in the Leased Premises on the terms and conditions set forth in such notice. Tenant, if it desires to accept such offer shall, within 10 days after the giving of the First Refusal Notice, give Landlord written notice to such effect (the "Refusal Acceptance Notice"). If Tenant shall fail to give the Refusal Acceptance Notice within the time period provided, Tenant shall be deemed to have consented to the proposed sale and Landlord may sell its interest in the Leased Premises at any time within 18 months of the expiration of the time period for the giving of the Refusal Acceptance Notice at any sale price equal to or greater than 90% of the sale price stated in the First Refusal Notice. Upon the occurrence of such sale, or upon the failure of Tenant to close upon such purchase within the time specified for such closing, Tenant's right of first refusal, as set forth in this Section 34 shall be terminated. In the event that Tenant shall give the Refusal Acceptance Notice, then, on such business day as Tenant shall set forth in the Refusal Acceptance Notice, but in any event within thirty (30) days of the service of the Refusal Acceptance Notice, Tenant shall purchase the Leased Premises for the price stated in the First Refusal Notice and upon the other terms and conditions of the First Refusal Notice. The closing of the sale shall be held at the offices of Landlord's attorney in Richmond, Virginia, or such other place as the parties may mutually agree, on the date provided above. At the closing of any sale under this Section 34, Landlord shall deliver to Tenant Landlord's deed in the form and subject to the exceptions stated in the First Refusal Notice.

             35. MISCELLANEOUS PROVISIONS.

                 A. Titles, Etc. The marginal headings or titles to the Sections
                    ------------
        of this lease are not a part of this lease and shall have no effect upon the construction or interpretation of any part of this lease. Whenever the singular number is used in this lease and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word "person" shall include corporation, firm, or association. If there be more than one Tenant, the obligations imposed under this lease upon Tenant shall be joint and several.

                 B. Entire Aqreement. This instrument contains all of the
                    ----------------
        agreements and conditions made between the parties to this lease and may not be modified orally or in any other manner than by an agreement in writing signed by all the parties to this lease, or their respective successors in interest.

                 C. Force Majeure. Whenever a day is appointed herein on which,
                    -------------
        or a period of time is designated within which, either party is required to do or complete any act, matter or thing, the time for the doing or completion thereof shall be extended by a period of time equal to the number of days on or during which such party is prevented from, or is materially interfered with in the course of, the doing or completion of such act, matter or thing because of strikes, lock-outs, embargoes, unavailability of labor or materials, wars, insurrections, rebellions, declaration of national emergencies, acts of God, or other causes beyond such party's reasonable control (financial inability excluded); provided, however, nothing contained in this Subsection shall excuse either party from the prompt payment of any amount payable by such party hereunder except as may be expressly provided elsewhere in this lease.

            D.  Successors. The  terms and  provisions  of this  lease shall  be
                ----------
        binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of Landlord and Tenant.

            E. Severability. If any provision of this lease shall at any time be
               ------------
        deemed to be invalid or illegal by the entry of a final judgment from a court of competent jurisdiction, which judgment is not subject to appeal, then, in that event, this lease shall continue in full force and effect with respect to the remaining provisions of this lease as if the invalidated provision had not been contained herein.

            F. Memorandum of Lease. At the request of either party, a short
               -------------------
        form memorandum of this lease suitable for recordation, but in no way varying the provisions of this lease, shall be entered into by Landlord and Tenant containing a description of the Leased Premises, the term of the lease and any renewal options, the existence of the right of first offer, and such other terms as the parties may agree. The cost of preparing and recording such a memorandum shall be at the expense of the requesting party. Upon the expiration or earlier termination of this lease, Tenant agrees to deliver to Landlord a lease termination agreement, in recordable form, containing such terms and conditions as may be reasonably required by Landlord to better evidence the termination of this lease.

            G. Brokers. Landlord and Tenant each warrants to the other party
               -------
        that it has had no dealings with any real estate broker or agent in connection with the negotiation of this lease other than Kenneth Scruggs ("Agent") and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this lease. The parties recognize that Landlord shall be solely responsible for the payment of brokerage commissions to Agent and that Tenant shall have no responsibility therefor.

            IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this lease as of the day and year above written by their duly authorized officers,

             LANDLORD:             SIMMONS ASSOCIATES, L.P.
             --------

                                     By:  /s/ Alan T. Lingerfelt
                                        ------------------------
                                         Alan T. Lingerfelt

                                     Title: General Partner



             TENANT:               SIMMONS COMPANY
             ------
                                     By:  /s/ Roger W. Franklin
                                        ------------------------

                                     Title: Vice President-Finance, Treasurer
                                           ----------------------------------

                                      EXHIBIT A
                to Deed of Lease dated October 7, 1994 between Simmons
                         Associates, L.P. and Simmons Company

                                 Property Description

        ALL that certain lot, piece or parcel of land, with all improvements thereon and appurtenances thereunto belonging, lying and being in Lee Hill District, Spotsylvania County, Virginia, containing 9.5 +/= acres, as more particularly shown on plat of survey dated October 5, 1994, prepared by Sullivan Donahoe and Ingalls, entitled "Plat Parcel - 2, 95 Commerce Place, Lee Hill District, Spotsylvania County, Virginia," a copy of which is attached hereto as Exhibit A-1.

        BEING a portion of the same property conveyed to RCH Land Sales, Inc., a Virginia corporation, by deed from 17 South Limited Partnership, a Virginia limited partnership, dated October 18, 1988 and recorded October 19, 1988 in Deed Book 817, page 358, Clerk's Office, Circuit Court, Spotsylvania County, Virginia.

                                       EXHIBIT A1
                 to Deed of Lease dated October 7, 1994 between Simmons
                          Associates, L.P. and Simmons Company

                                 Plat of the Property

        Plat dated October 5, 1994, prepared by Sullivan Donahoe and Ingalls, entitled "Plat, Parcel - 2, 95 Commerce Place, Lee Hill District, Spotsylvania County, Virginia."

                                        EXHIBIT B
                  to Deed of Lease dated October 7, 1994 between Simmons Associates, L.P. and Simmons Company

                                      RENT SCHEDULE

                 LEASE       RENT PER      ANNUAL        MONTHLY
               YEAR        SQUARE FOOT     RENT          RENT

                    1         3.42     $439,470.00*   $36,622.50

                    2         3.52      452,654.10     37,721.18

                    3         3.63      466,233.72     38,852.81

                    4         3.74      480,220.73     40,018.39

                    5         3.85      494,627.36     41,218.95

                    6         3.96      509,466.18     42,455.52

                    7         4.08      524,750.16     43,729.18

                    8         4.21      540,492.67     45,041.06

                    9         4.33      556,707.45     46,392.29

                   10         4.46      573,408.67     47,784.06

                   11         4.60      590,610.93     49,217.58

                   12         4.73      608,329.26     50,694.11

                   13         4.88      626,579.14     52,214.93

                   14         5.02      645,376.51     53,781.38

                   15         5.17      664,737.81     55,394.82

                   16         5.33      684,679.94     57,056.66

                   17         5.49      705,220.34     58,768.36

                   18         5.65      726,376.95     60,531.41

                   19         5.82      748,168.26     62,347.36

                   20         6.00      770,613.31     64,217.78

        *If the Commencement Date is not the first day of a calendar month, this amount does not include the proportionate amount of Rent for the period of time from the Commencement Date to the date on which the first monthly payment of Rent is due.

              2nd Renewal Term: (Lease Years 21 - 25) The Rent for lease year 21 will be the greater of (a) 1.03 times the Rent for lease year 20 or
          (b) the fair market rental value of the Leased Premises as of the end of the 20th lease year. The Rent for each of lease years 22 through 25 will be an amount equal to 1.03 times the Rent for the prior lease year. Fair market rental value shall be determined by an appraisal to be made not earlier than 60 days prior to the expiration of the 20th lease year. The appraisal shall be prepared by an independent MAI appraiser mutually agreeable to Landlord and Tenant and knowledgeable with respect to commercial real estate located in the Fredericksburg, Virginia metropolitan area. The cost of the appraisal shall be borne equally by Landlord and Tenant.

                               EXHIBIT C to Deed of Lease
                                 dated October 7, 1994
                            between SIMMONS ASSOCIATES, L.P.
                                  and SIMMONS COMPANY

                                Building Specifications

                                   DESIGN STATEMENT
                                   ----------------

          It is the intent to provide the design for an attractive, functional and economical manufacturing facility situated to take advantage of the natural amenities of the approximately 9 +/- acre site which is located in 95 Commerce Place, Spotsylvania County, Virginia. The building area is 129,000 square feet including a 9,000 square foot
                                               ---------
          office attached to the manufacturing plant.

          Facility shall have twelve shipping and three receiving docks, a dock for compactor and one drive-in door. Truck and auto traffic will be separated. Parking for one hundred thirty cars and fifteen trailers (not including the dock positions) will be provided.

          The building will be constructed with concrete floor slab and steel structural framing. The exterior wall will consist of precast, prestressed concrete wall panels full height, color coated, with tinted insulated glass windows at the office. The clear height to
          structure inside will be 24'-0".   Loading docks will be protected
          from inclement weather by a canopy overhang.

          Further technical data associated with the design and construction concept is detailed within the Outline Technical Specification.

                              OUTLINE TECHNICAL SPECIFICATION
                              -------------------------------

          DIVISION 2 - SITEWORK
          ---------------------

          A. The minimum clearing acreage will be designated in the area for the proposed buildings, driveways, parking areas, loading and unloading areas. Clearing of vegetation shall include all trees, undergrowth, stumps and roots. Any wooded areas not earmarked for removal or disturbance must be surrounded by web fencing to designate a tree protection zone during the construction phase of this project.

               Temporary drainage shall be provided prior to stripping of topsoil. Erosion and sediment control measures required will be provided and maintained.

          B. Earthwork: All areas to receive fill shall be proof rolled and approved by the Geotechnical Engineer prior to commencing filling operations.



          SIMMONS                       -1-                Rev. Sept. 21. 1994

             Fill materials shall be those approved by the Geotechnical Engineer, spread in 8" layers (loose measured) and compacted. Fill for building pad shall extend 5'-0" beyond building line and shall be compacted to 95% of Standard Proctor. Fill for paved areas shall be compacted to 95% of Standard Proctor.

             All fill areas are to be "sealed" at the end of each day's work by rolling with a smooth drum roller in orthogonal directions. Positive surface drainage shall be maintained at all stages.

        C. Finish Grading: 12 inches of topsoil shall be applied to areas to be landscaped. Site stripped topsoil stockpiled on site shall be used wherever possible. Topsoil shall be free of subsoil, debris and stones larger than 2 inches in diameter.

             Drainage, Structures, Pipe and Fittings: Pipes to be reinforced concrete to ASTM C-76 Class III or IV, PVC to ASTM D-3034 Schedule 40 bell spigot joints with mastic seal.

             All manholes, inlets, miscellaneous drainage structures and bedding shall conform to VDOT Standards.

        D. Water System: All work and materials shall comply with local codes as well as the pertinent requirements of the AWWA.

        E. Sanitary Sewerage System: All work and materials shall comply with local codes as well as the pertinent requirements of the VDOT "Roads and Bridge Specification and Standard Details", latest editions.

        F. Propane Gas Distribution System: All work and materials shall be in accordance with manufacturer's and local gas company recommendations and regulations.

        G. Asphaltic Concrete Paving: All work and materials shall comply with the pertinent requirements of the local codes as well as the requirements of VDOT, AASHTO and AI.

             Estimated heavy duty paving for truck and loading areas shall comprise:

                 Aggregate base:     8 inches VDOT Type 21B aggregate
                                     base course.

                 Base:               3 inches bituminous concrete binder
                                     course.

                  Surface:            2 inches bituminous concrete surface
                                      course.

             Estimated Standard Duty Paving for auto (only) lanes and parking areas, shall comprise:

                  Base:               6 inches VDOT Type 21B aggregate
                                      base course.

                  Surface:            2 inches bituminous concrete
                                      surface course.

                 Paving for turn lane on Lansdowne Road shall comprise:

                  Aggregate base:      6 inches VDOT Type 21B aggregate
                                       base course.

                  Base:                6 inches bituminous concrete binder
                                       course.

                  Surface:             2 inches bituminous concrete surface
                                       course.

        H. Concrete Paving: 8" concrete pavement on 6 inches VDOT Type 21B aggregate base course, 50 feet wide, shall be provided at the face of the fifteen truck shipping and receiving docks.

        I. Concrete Curbs and Walks: All concrete shall have a minimum 28-day compressive strength of 4000 psi and shall be air entrained, 5% +/- 1%.

             All curbing shall comply with the applicable sections of the VDOT. Curbs shall be scored at 6'-0" o.c. maximum with expansion joints at 30'-0" o.c. maximum. Aggregate base course material shall extend to 6 inches behind the curbs.

             Sidewalks shall be finished smooth and left with a broomed finish. All edges shall be struck with an edging tool. Walks shall be scored at 6'-0" o.c. maximum with expansion joints at 18'-0" o.c. maximum.

             Handicap accessible walks or ramps, meeting ADA requirements for size, slope and surface texture, shall be provided.

        J.   Lawns and Grass: Grassed areas to be seeded and mulched.

        K.   Landscape Allowance: $60,000.00.

       L.    Sign Allowance: $10,000.00.

       DIVISION 3 - CONCRETE
       ---------------------

       A. Floor slabs shall be minimum six (6) inch slab-on-grade with doweled joints in the plant area, four (4) inch at office, 4" 21A stone base with 6 mil poly slip sheet. Floor tolerance in plant is Ff35, FL20. Floor slab concrete shall have a minimum 28-day compressive strength of 4000 psi. All other concrete shall have a minimum 28-day compressive strength of 3000 psi. All concrete exposed to freeze/thaw cycle shall be air entrained, 5% +/- 1%. Plant floors shall receive two coat application of Ashford Formula.

       B. Foundation shall be conventional spread footings supported on the natural subgrade or on controlled, compacted fill.

       C. Wall System: The plant exterior wall system will include insulated precast, prestressed concrete wall panels to full height.

            The exterior face of all the wall panels will receive a textured, color coating system for appearance and weather resistance; interior face shall receive a light broom finish and two coats latex paint, (two colors).

       DIVISION 4 - MASONRY - NOT USED
       --------------------

       DIVISION 5 - STEEL
       ------------------

       A. Framing shall consist of open web steel joists on open web steel trusses carried by steel pipe columns. All structural steel shapes, plates and rods shall conform to the requirements of the American Institute of Steel
            Construction.

       B. The office roof framing shall be open web steel joists carried on hot-rolled steel beams and columns.

       C.   Structural Frame Design Criteria: (Uniform Statewide
            Building Code, BOCA, 1990).

                 Roof loads:    Minimum live load 20 psf (do not use
                                tributary area reduction), ground snow
                                load, 20 psf Use actual dead loads.

                                Allowance for piping - 5 psf (includes 3 psf for sprinkler system).

                 Wind load:     Design wind 70 mph, Exposure B for main
                                frame, Exposure C for components.

                 Seismic:       In accordance with BOCA 1993.

       D.    Clearance heights (structural); 24'-0" minimum in the plant.

       E. Miscellaneous metal will include steel stairs, ladder, pipe bollards and edge angles at dock levelors.

       F. Structural framing will be shop coated, light grey; field paint fasteners and touch-up. Columns shall receive field finish paint to match interior walls.

       DIVISION 6 - CARPENTRY
       ----------------------

       A. Rough Carpentry: Will include all nailers, grounds, furring and hardware for attaching. Wood shall be pressure treated against termites and decay.

       B. Finish Carpentry: Will include cabinets and shelves and interior wood trim. Wood cabinets and countertops will have a plastic laminate cover. All plastic laminate colors and textures will be selected from samples.

       DIVISION 7 - ROOFING
       --------------------

       A. Plant roof shall be 24 gage galvalume standing seam metal with UL-90 uplift rating; 20 year material and weather-tightness warranties; 6", R-19 white reinforced vinyl faced fiberglass blanket insulation with extruded polystyrene thermal blocks.

       B. Smoke vents, APC FM32 shrink out acrylic double dome 4'x8', thirty-eight (38) provided.

       C. Office roof, single ply EPDM mechanically fastened; with R-19 polyisocyanurate rigid insulation.

       DIVISION 8 - DOORS & WINDOWS
       ----------------------------

       A. Exterior window wall shall be tinted, double glazed, aluminum thermally broken frame, allow 1,300 sq. ft.

       B. Loading dock doors (15 loading dock plus one trash, 16 total) shall be chain operated 8'x10' high, insulated, vertical lift steel sectional doors with vision panels.

       C. On-grade vehicle access door with vision panel, 10' x 12' high, chain operated, insulated steel sectional door.

       D. Office interior doors shall have hollow metal frame; solid core, stain grade birch door panel. Plant area doors shall be flush hollow metal in hollow metal frames, insulated where temperature change requires, fire rated where building code requires.

       DIVISION 9 - FINISHES
       ---------------------

       A. The office area shall be carpeted (allow $12.00 per square yard), rubber wall base; 5/8" fiberglas 2x4 lay-in suspended ceiling, 1/2" gypsum wallboard partitions; painted. Ceiling height will be 9'-0".

       B. Toilet areas and locker rooms shall receive ceramic tile flooring and ceramic tile wainscot 4 feet above the floor (6 feet at stalls).

       C. Vinyl composition tile (12"x12") will be provided in janitor's closets, employee break area and storage rooms.

       D.    Main entrance area walls will have a vinyl wall covering.

       E. Two 10' x 10' and one 8' x 8' plant offices (with HVAC) will be provided.

       F.    One 15' x 20' ventilated compressor room will be provided.

       DIVISION 10 - SPECIALTIES
       -------------------------

       A. Toilet compartments: Compartments will be painted metal, floor mounted, overhead braced.

       B.    Fire Fighting Devices: Extinguishers and cabinets.

       C. Toilet and Bath Accessories: Will include frameless mirrors, tank type soap dispensers, paper towel dispensers and receptacles, roll type toilet tissue dispenser, sanitary napkin dispensers coin operated, sanitary napkin receptacles.

       D.    Provide Bilco metal roof hatch.

       E. Provide interior/exterior identification signage at toilets and exit/entrances.

       F. Provide permanent project identity sign, included in landscape allowance.

       DIVISION 11 - EQUIPMENT
       -----------------------

       A. Fifteen loading docks shall be equipped with dock seals; seven equipped with 30,000 lb. capacity mechanical dock levelers (pit type) with bumpers.

       DIVISION 12 - FURNISHINGS - NOT USED
       -------------------------

       DIVISION 13 - SPECIAL CONSTRUCTION
       ---------------------------------

       A. Pre-engineered metal building system with standing seam metal roofing shall be as manufactured by Varco-Pruden Building Systems, Memphis, TN.

       DIVISION 14 - CONVEYING SYSTEMS - NOT USED
       -------------------------------

       DIVISION 15 - MECHANICAL
       ------------------------

       A.    General: The office area shall be provided with year-round
             -------
             conditioning system. The system will be designed in accordance with BOCA with basic design criteria taken from the latest edition of the ASHRAE Guide. Plant shall be heated and ventilated.

       B.    Design Criteria:
             ---------------

             Office - Summer: 78 degrees F.
                      Winter: 70 degrees F.

             Plane  - Winter: 65 degrees F.

             Outdoor Design Temperature - Summer: 95 degrees FDB/78  FWB
                                          Winter: 14 degrees F. (Office)
                                                   0 degrees F. (Plant)

       C.    Basic Systems: Heating, ventilating and air conditioning
             -------------
             for the office will be provided by packaged rooftop units with direct expansion coils, manual O.A. dampers, and gas fired heat. Ventilation in the plant will be by roof mounted fans and electrically interlocked roof mounted intakes. Heat in the plant will be by gas-fired unit heaters.

       D.    Exhaust Systems: General and special exhaust systems shall
             ---------------
             be provided for toilets and janitor's closets to relieve required amounts of air. Exhaust fans shall be cabinet type with wall caps.

       E.    Automatic Temperature Controls: Automatic temperature
             ------------------------------
             controls shall be provided with space thermostats for all units.

       F.   Materials:
            ---------

             1) Units shall be standard electric cooling, gas heat. Units shall be York, Carrier or Trane.

             2) Exhaust fans shall be centrifugal or propeller type as manufactured by Greenheck, Penn or Jenn-Aire.

             3) Ductwork to be galvanized steel with 1" interior lining. Gauges shall be as required by latest SMACNA Guide for low velocity duct.

             4) Diffusers, grilles and registers shall be steel or aluminum as application dictates. Units shall be as manufactured by Metalaire, Barber-Colman, Krueger or Titus.

       PLUMBING
       --------

       A.    Scope:
             -----

             1) Plumbing includes all waste, vent, soil, hot and cold water systems for domestic system. Provide air piping quantities as specified.

             2)   Sewer shall be connected to the public sewer.

             3) Water service shall be connected to the public water system.

             4) Natural gas is assumed available at site, alternately, propane tank service will be utilized.

        B.     Materials: (Domestic)
               ---------

               1)   Exterior Piping:          (a) Water Government Type "L"
                                                  copper.

                                              (b) Sanitary Sewer: PVC soil
                                                  pipe.

               2)   Interior Piping:          (a) Water: Government type "L"
                                                  copper, chrome plated brass
                                                  risers to fixtures.

                                              (b) Drainage & Vent: PVC.

               3)   Insulation:               (a) Cold water: 1/2" fiberglas
                                                  with vapor barrier.

                                              (b) Hot water: 1/2" fiberglas.

        C.     Fixtures:
               --------

               1)   Lavatories: Vitreous china as indicated on plans.

               2)   Water Closets: Floor mounted, tank type.

               3) Service Sink (at Janitor's Closet): Fiberglas laundry tray, hot and cold water.

               4)   Electric Water Cooler: Individual compressors.

        D.     Hot Water System:
               -----------------

               Domestic water heater to be electric storage type heater supplying 110 degrees F. hot water.

        E.     Air Piping: (Allowance)
               ----------

                   1200 ft., 3" copper or steel
                    150 ft., 2" copper or steel
               (20) 20 ft. drops, 3/4" copper or steel with ball valve
                      and drip leg.

        SPRINKLER
        ---------

            Provide wet pipe sprinkler system throughout.

               1)    Offices                 0.15 GPM/2000 sq. ft. +
                                             250 GPM hose stream

             2) Plant: 0.36 GPM/4000 sq. ft. plus 500 GPM hose stream (ELO-231 heads).

             3) One hose station shall be provided for each 10,000 square feet.

             4) Four sprinkler run-ins with OS&Y valves will be provided. Two shall be furnished with 4" valve and blank flange for future in-rack connection by tenant.

             5) Fire water service will be through detector check and back flow prevention.

       DIVISION 16 - ELECTRICAL
       ------------------------

       A.    Scope: Complete electrical lighting and power system.
             -----

       B.    Code: Virginia Uniform Statewide Building Code; N.E.C.
             ----

       C.    Service: 480/277 volt, 3 phase, 4 wire, 60 Hz; service size
             -------
             1600A with metering.

       D.    Wiring: Copper conductors, 600 volt insulation in conduit.
             ------
             Concealed above ceiling or in walls of office, exposed in plant (power feeders copper, run underground in PVC).

       E.    Conduits:
             --------

             1) All wiring to be in EMT with compression fittings, except as noted below.

             2)   MC - concealed in walls.

             3)   Schedule 40 PVC - below grade.

             4) RELOC - interlocking cables (Lithonia, General Electric or Halophane) for plant and office lighting.

             5) Liquid-tight flexible conduit - for short connections to mechanical equipment.

       F.    Manufacturing Area Power Distribution:
             -------------------------------------

             1) 200 amp feeder and wiring for five (5) battery chargers.

             2)   Two (2) 200 amp and two (2) 400 amp 277/480 volt 3
                  phase 4 wire.

             3) One (1) 45 kva transformer and 120/208 volt 3 phase 4 wire panel in Maintenance.

             4)   Wiring for air compressors, including final connection.

             5) Wiring for six (6) pieces of lab equipment, including final connection.

             6) Wiring for twelve (12) pieces of equipment in Maintenance Shop, including final connection.

             7) Wiring and drops to thirty (30) pieces of 20 amp, 120 volt equipment (junction box with pigtail).

             8) Wiring and drops to eighty (80) pieces of 20 amp, 480 volt equipment (junction box with pigtail).

             9) Duplex receptacle, 120 volt, 20 amp at each loading door; quadplex receptacle, 120 volt, 20 amp at each interior column.

       G.    Lighting:
             --------

            1) Primary lighting in office shall be provided by fluorescent fixtures with energy-saving ballasts, 0.25 acrylic lens. Plant lighting shall be metal halide.

                 Average light levels shall be the following:

                       Office      80 FC (General lighting, 40 FC at
                                                toilets)

                       Plant          60 FC at 3'-0" AFF (maintained)

            2) Accent lighting shall be incandescent. Exterior lighting shall be high pressure sodium, concealed source fixtures.

       GENERAL
       -------

       All building specifications will meet or exceed the current requirements of the Uniform Statewide Building Code.

       Communications and security systems not included.

                                  EXHIBIT D
                  to Deed of Lease dated October 7, 1994
          between Simmons Associates, L.P. and Simmons Company

                                Building Plans

       SHEET NO.                                                   DATE
       ---------                                                   ----

        N/A        Preliminary Site Plan, prepared by McKinney     9/16/94
                   and Company
                                                                   Revised
                                                                   9/21/94

       A-2         Elevations, prepared by McKinney and Company    9/12/94
                                                                   Revised
                                                                   9/21/94

       C-2         Existing Topography, prepared by McKinney and   9/26/94
                   Company

          THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made as of the

       28th day of October, 1994, by and between SIMMONS ASSOCIATES, L.P., a

       Virginia limited partnership ("Landlord"), and SIMMONS COMPANY, a

       Delaware corporation ("Tenant").


                                       RECITALS:
                                       --------

           A.  As of October 7, 1994, Landlord and Tenant executed a lease agreement (the "Lease") for a certain parcel of land described therein as containing approximately 9.5 acres and a building to be constructed thereon located in the County of Spotsylvania, Virginia, as more particularly described in the Lease (the "Property").

           B.  Landlord and Tenant desire to amend the Lease to reflect certain additional agreements with respect thereto.

           NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

           1. Recital A of the Lease is hereby amended in its entirety to read as follows:

               "    A.   Landlord has entered into a contract or is
               negotiating to enter into a contract (the "Contract") to purchase from Raymond C. Hawkins Construction Co., Inc. (the "Owner") a parcel of real property containing approximately
               10.0 acres (the "Property") located in the County of Spotsylvania, Virginia. The Property is described on Exhibit A hereto and is shown on the plat made by Sullivan Donahoe and Ingalls, dated October 5, 1994, revised October 27, 1994, entitled "Plat Parcel - 2, 95 Commerce Place, Lee Hill District, Spotsylvania County, Virginia", a copy of which plat is attached hereto as Exhibit A 1 ."

       The Lease is further amended by replacing Exhibits A and A1 with revised

       Exhibits A and A1, attached hereto as a part hereof. Changes in Exhibits

       C and D resulting from the increased size and change in configuration of the Property will be accomplished by
revisions to those documents agreed to by the parties in accordance with Sub-

section 4.C. of the Lease and the cost thereof paid by Tenant as provided in

Subsection 4.C.

     2.     The Lease is hereby amended to reflect a change in the annual rental by replacing Exhibit B in its entirety with revised Exhibit B, attached hereto as a part hereof.

     3.   The second sentence of Subsection 4.G. of the Lease is hereby amended to read as follows:

          "Tenant may terminate this lease by written notice to Landlord at any time after October 1, 1995, if the Commencement Date has not occurred by the time such notice is given."

     4.   The Lease is hereby expressly confirmed in all respects not inconsistent with the terms, covenants and conditions contained in this First

Amendment.  If any provision of the Lease conflicts with any provision of this

First Amendment, the provision of this First Amendment shall control.

     WITNESS the following signatures:

                                   LANDLORD:

                                   SIMMONS ASSOCIATES, L.P., a Virginia limited partnership

                                   By:
                                      ----------------------------------------

                                   Title:
                                         -------------------------------------

                                   TENANT:

                                   SIMMONS COMPANY, a Delaware corporation

                                   By:
                                      ----------------------------------------

                                   Title: Vice President - Finance, Treasurer
                                         -------------------------------------

                                  EXHIBIT A
                   to Deed of Lease dated October 7, 1994
            between Simmons Associates, L.P. and Simmons Company
   [Revised as part of First Amendment to Lease dated as of October 28, 1994]


                            Property Description


ALL that certain lot, piece or parcel of land, with all improvements thereon and appurtenances thereunto belonging, lying and being in Lee Hill District, Spotsylvania County, Virginia, containing 10.0 -/+ acres, as more particularly shown on plat of survey dated October 5, 1994, revised October 27, 1994, prepared by Sullivan Donahoe and Ingalls, entitled "Plat Parcel - 2, 95 Commerce Place, Lee Hill District, Spotsylvania County, Virginia, "a copy of which is attached hereto as Exhibit A-1.

BEING a portion of the same property conveyed to RCH Land Sales, Inc., a Virginia corporation, by deed from 17 South Limited Partnership, a Virginia limited partnership, dated October 18, 1988 and recorded October 19, 1988 in Deed Book 817, page 358, Clerk's Office, Circuit Court, Spotsylvannia County, Virginia.

                                     EXHIBIT B
                        to Deed of Lease dated October 7, 1994
                 between Simmons Associates, L.P. and Simmons Company
     [Revised as part of First Amendment to Lease dated as of October 28, 1994]

                                  RENT SCHEDULE

LEASE          RENT PER               ANNUAL            MONTHLY
YEAR          SQUARE FOOT            RENT               RENT
  1              3.60              $462,600.00*       $38,550.00
  2              3.65              469,539.00         39,128.25
  3              3.71              476,582.09         39,715.17
  4              3.82              490,879.55         40,906.63
  5              3.93              505,605.93         42,133.83
  6              4.05              520,774.11         43,397.84
  7              4.17              536,397.34         44,699.78
  8              4.30              552,489.26         46,040.77
  9              4.43              569,063.93         47,421.99
  10             4.56              586,135.85         48,844.65
  11             4.70              603,719.93         50,309.99
  12             4.84              621,831.52         51,819.29
  13             4.98              640,486.47         53,373.87
  14             5.13              659,701.06         54,975.09
  15             5.29              679,492.10         56,624.34
  16             5.45              699,876.86         58,323.07
  17             5.61              720,873.16         60,072.76
  18             5.78              742,499.36         61,874.95
  19             5.95              764,774.34         63,731.20
  20             6.13              787,717.57         65,643.13

*If the Commencement Date is not the first day of a calendar month, this amount does not include the proportionate amount of Rent for the period of time from the Commencement Date to the date on which the first monthly payment of Rent is due.

    2ND RENEWAL TERM: (LEASE YEARS 21-25) The Rent for lease year 21 will be the greater of (a) 1.03 times the Rent for lease year 20 or (b) the fair market rental value of the Leased Premises as of the end of the 20th lease year. The Rent for each of lease years 22 through 25 will be an amount equal to 1.03 times the Rent for the prior lease year. Fair market rental value shall be determined by an appraisal to be made not earlier than 60 days prior to the expiration of the 20th lease year. The appraisal shall be prepared by an independent MAI appraiser mutually agreeable to Landlord and Tenant and knowledgeable with respect to commercial real estate located in the Fredericksburg, Virginia metropolitan area. The cost of the appraisal shall be borne equally by Landlord and Tenant.
















                                       ii